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Exhibit 99.1

FOR IMMEDIATE RELEASE

GABLES TO OFFER SENIOR UNSECURED NOTES

        BOCA RATON, FLORIDA—March 10, 2005 -Gables Residential (NYSE: GBP) (the "Company") announced today that Gables Realty Limited Partnership (the "Operating Partnership") has commenced an underwritten public offering of $150 million of its senior unsecured notes. The Operating Partnership intends to use the net proceeds from the offering to repay $100 million of 6.8% senior unsecured notes that mature March 15, 2005, to reduce outstanding borrowings under its unsecured credit facilities and for general corporate purposes.

        Wachovia Securities is the sole book-running manager for the offering. The Company expects to have additional co-managers for the offering.

        The notes will be offered under the Operating Partnership's existing shelf registration statement filed with the Securities and Exchange Commission. A prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement relating to the offering may be obtained from the offices of Wachovia Securities, Prospectus Department, 8739 Research Drive, Charlotte, NC, 28262.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these notes in any state in which such offer, solicitation or sales would be unlawful prior to registration or qualification under the securities laws of any state.

        With a mission of Taking Care of the Way People Live®, Gables Residential has received national recognition for excellence in the management, development, acquisition and construction of luxury multi-family communities in high job growth markets. The Company's strategic objective is to produce total returns through monthly dividends and share price changes that exceed the NAREIT apartment sector index.

        The Company has a research-driven strategy focused on markets characterized by high job growth and resiliency to national economic downturns. Within these markets, the Company targets Established Premium Neighborhoods™ ("EPN's"), generally defined as areas with high per square foot prices for single-family homes. By investing in resilient, demand-driven markets and EPN locations with barriers to entry, the Company expects to achieve its strategic objective.

        The Company is one of the largest apartment operators in the nation and currently manages 42,135 apartment homes in 165 communities, including the 76 communities it owns with 19,838 stabilized apartment homes primarily in Atlanta, Houston, South Florida, Austin, Dallas, Washington, DC, and San Diego/Inland Empire and has an additional 12 communities with 2,984 apartment homes under development or lease-up. For further information, please contact Gables Investor Relations at (800) 371-2819 or access Gables Residential's website at www.gables.com.

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  Exhibit 99.1
GABLES TO OFFER SENIOR UNSECURED NOTES